Exhibit 5.2

17 March 2009

The Directors HSBC Holdings plc 8 Canada Square London E14 5HQ		Norton Rose LLP 3 More London Riverside London SE1 2AQ United Kingdom Tel +44 (0)20 7283 6000 Fax +44 (0)20 7283 6500 DX 85 London www.nortonrose.com

	Your reference Our reference NCHA/LN25181	Direct line Email
Dear Sirs
Form F-3 Registration Statement (the “Registration Statement”)
We are English solicitors to HSBC Holdings plc (the “Company”). This opinion is being furnished in connection with the proposed Registration Statement under the United States Securities Act of 1933, as amended (the “Securities Act”), of 5,060,239,065 ordinary shares of US$0.50 each of the Company (the “Ordinary Shares”) to be issued in connection with or as contemplated by the Underwriting Agreement dated 2 March 2009 (the “Underwriting Agreement”) among the Company (1), Goldman Sachs International (2), HSBC Bank plc (3), J.P. Morgan Cazenove Limited (4), J.P. Morgan Securities Ltd. (5) and the Co Bookrunners, Senior Co Lead Managers and Co Lead Managers set out in schedules 6 and 7 thereto (6), relating to the rights issue announced by the Company on 2 March 2009 (the “Rights Issue”).
We have examined and relied on such documents as we have deemed necessary or appropriate to enable us to render this opinion.
For the purposes of this opinion, we have assumed: (a) the conformity to original documents of all copies submitted to us; (b) that the general meeting of the Company’s shareholders to be held in connection with the Rights Issue (the “General Meeting”) will be duly convened and that the resolutions proposed at such meeting will be passed in the form of such resolutions contained in the notice of the General Meeting and, once passed, the resolutions will not subsequently be amended or revoked prior to the allotment and issuance of such Ordinary Shares; and (c) that, following the passing of the resolutions at the General Meeting on the basis described above, a meeting or meetings of the board of directors of the Company or of a duly authorised and constituted committee thereof will be duly convened and shall duly resolve to provisionally allot the Ordinary Shares to shareholders in accordance with the terms of the Rights Issue and the Underwriting Agreement and subsequently to allot and issue the Ordinary Shares fully paid and such resolution(s) shall not be subsequently amended or revoked.
On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that: (a) the provisional allotment of Ordinary Shares by the Company pursuant to and in accordance with the terms of the Rights Issue and the Underwriting Agreement will have been duly and validly authorised; and (b) the Ordinary Shares to be issued by the Company pursuant to and in accordance with the terms of the Rights Issue and the Underwriting Agreement will, when so issued, be legally and validly issued, fully paid and no further contribution to the Company in respect thereof will be required from the registered holders thereof by virtue only of their being such holders under English law.
This opinion is limited to, and given solely on the basis of, English law as applied by the English Courts as at the date hereof and is given on the basis that it (and any non-contractual obligations connected with it) will be governed by and construed in accordance with English law.
This opinion is given solely for the benefit of the Company and may not be relied on by any other person.
We hereby consent to the inclusion in the section headed “LEGAL OPINIONS” of the Registration Statement of the reference to our name in the form and context in which it appears, and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.
Yours faithfully
/s/Norton Rose LLP
Norton Rose LLP

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